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TRICORD SYSTEMS ANNOUNCES AVAILABILITY UPDATE FOR LUNAR FLARE(TM) NAS

MINNEAPOLIS, MN (MARCH 22, 2001) - Tricord Systems, Inc. (NASDAQ: TRCD) today announced that it has completed its pre-release version of its initial Lunar Flare(TM) NAS server appliance, and now expects to introduce the product in limited availability near the end of April, 2001.

In addition, the Company said that it is currently finalizing agreements with two manufacturing partners and is continuing to aggressively recruit select channel partners. The Company also is preparing to launch its comprehensive eCommerce web site to provide superior support to customers and partners as product becomes available.

"We have made the decision to begin shipments through limited availability to ensure a positive customer experience with every aspect of our Company," says Joan Wrabetz, President and CEO. "We continue to receive very positive feedback on our product and overall value proposition, and are proceeding with the aggressive ramp up of our operating infrastructure, manufacturing partners, eCommerce capabilities, and channel recruitment efforts."

ABOUT TRICORD

Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, web serving, email and caching. Founded in 1987, Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's expectations regarding the




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release of its products. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to complete development and release commercially its server appliance products in a timely manner, the ability to generate revenues at a level that meets expectations, the ability to successfully establish and maintain a competitive position in the server appliance market, the ability to enter into partner relationships or otherwise develop distribution capabilities, the market acceptance of the Company's products, the ability to protect and enforce its intellectual property rights, the ability to hire and retain required personnel, the ability to raise additional capital if required, the ability to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.


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For more information, please contact:
Investor Relations Contact
Brad Schumacher, 763-551-6402

Media Contact
Elizabeth Hersey, 763-551-6609